SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                           Filed by the registrant [X]
                 Filed by a party other than the registrant [ ]

                           Check the appropriate box:
                         [ ] Preliminary Proxy Statement
                         [X] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
        [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                 [ ]Confidential, For Use of the Commission Only
                        (as permitted by Rule 14a-6(e)(2)

                (Name of Registrant as Specified in Its Charter)

                           DEVCON INTERNATIONAL CORP.

Payment of filing fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ] Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:
(2)      Form, schedule or registration statement no.:
(3)      Filing party:
(4)      Date Filed:

                           DEVCON INTERNATIONAL CORP.
                    1350 EAST NEWPORT CENTER DRIVE, SUITE 201
                         DEERFIELD BEACH, FLORIDA 33442

                  NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 8, 2001

To the shareholders of
Devcon International Corp.:

NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Shareholders of Devcon International Corp., a Florida corporation (the "Company"), will be held at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida on Friday, June 8, 2001 at 3:00 p.m., local time, for the following purposes:

         1. To elect six persons to the Company's Board of Directors to hold office until their terms shall expire or until their successors are duly elected and qualified;
         2. To ratify the reappointment of KPMG LLP, independent certified public accountants, as the Company's auditor for 2001; and
         3. To transact other business as may properly come before the meeting and any and all adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 27, 2001 as the record date for determining those shareholders entitled to notice of and to vote at the 2001 Annual Meeting and any adjournments or postponements thereof.

Whether or not you expect to be present at the meeting, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed pre-addressed stamped envelope.

                                             By Order of the Board of Directors,


                                                 Donald L. Smith, Jr., President

Deerfield Beach, Florida
May 4, 2001

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                       2001 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                           DEVCON INTERNATIONAL CORP.

                                 PROXY STATEMENT

                              --------------------

                     DATE, TIME AND PLACE OF ANNUAL MEETING

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Devcon International Corp., a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $0.10 per share (the "Common Stock"), for use at the 2001 Annual Meeting of Shareholders of the Company to be held on June 8, 2001, and any adjournments or postponements thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting. It is expected that this Proxy Statement and the enclosed form of proxy will be first mailed to shareholders of the Company on or about May 4, 2001. The complete mailing address, including zip code, of the Company's principal executive offices is 1350 East Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442.

                          INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving a proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date. No revocation will be effective, however, until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone and facsimile. They will receive no compensation therefor in addition to their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         1. The election of six directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

         2. The ratification of the reappointment of KPMG LLP, independent certified public accountants, as the Company's auditor for 2001; and

         3. Other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) for the election of the six nominees for director named below, and (b) in favor of all other proposals described on the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

The Board of Directors has set the close of business on April 27, 2001, as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date there were 3,649,385 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.

The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. In order to be elected, nominees for director must receive a plurality of the votes cast by holders of shares of Common Stock voting in person or by proxy at the Annual Meeting. Abstentions are considered as shares present and entitled to vote for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes cast "for" or "against" any matter. The inspector of elections will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter. Accordingly, such shares would not be considered by the inspectors as shares entitled to vote on that subject matter and therefor would not be considered by the inspector when counting votes cast on the matter. If less than a majority of the outstanding shares of Common Stock are represented at the meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice.

                              ELECTION OF DIRECTORS

NOMINEES

The Company's Restated Articles of Incorporation and Bylaws provide that the number of directors to serve on the Board of Directors shall be determined by the Board of Directors of not less than five nor more than seven directors. The Board of Directors has previously determined the number of directors at six. Each director elected at the Annual Meeting will serve as a director for a term expiring at the 2001 Annual Meeting of Shareholders, expected to be held in June 2001, or until his successor has been duly elected and qualified. Messrs. Smith, Hornsby, Kester, Steele, Pitts and Bechara have been nominated for election as directors and proxies will be voted for such persons absent contrary instructions.

The Board of Directors does not believe that any nominee will refuse to act or be unable to accept election. In the event, however, that a nominee for director is unable to accept election or if any other unforeseen contingencies should arise, proxies will be voted for the remaining nominees and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

Each of the nominees for election as a director of the Company is a current member of the Board of Directors. Mr. Smith has served as a director since 1951, Mr. Kester has served as a director since 1972, Mr. Hornsby has served as a director since 1975, Mr. Steele has served as a director since 1989, Mr. Pitts has served as a director since 1996 and Mr. Bechara has served as a director since 1999.

                             DIRECTORS' COMPENSATION

Directors are each paid an annual retainer for Board service of $4,000, except for the Chairman, Donald L. Smith, Jr. who in previous years has not received any payment. Members of the Audit Committee will receive an annual retainer of $5,000 in June 2001 and the Chairman will receive an annual retainer of $7,500. Compensation Committee members receive an additional $1,000 annual retainer, except for the Chairman who receives $1,500.

Pursuant to the 1992 Directors' Stock Option Plan (the "Directors' Plan"), the Company's non-employee directors were granted options to purchase 8,000 shares of Common Stock upon the approval of the Directors' Plan by shareholders. A new non-employee director would receive a similar option upon the commencement of service as a director, from this plan or other stock option plan in effect. In addition, each non-employee director is granted options to purchase 1,000 shares of Common Stock after each annual meeting of the Company, pursuant to the Directors' Plan or other plan. For purposes of the Directors' Plan, a director is a non-employee director if he does not receive regular compensation from the Company or its subsidiaries other than directors' fees and reimbursement for expenses, even if such director is an officer of a subsidiary of the Company.

                              EXECUTIVE MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
The directors and executive officers of the Company are as follows:

NAME                                       AGE      POSITION(S) HELD WITH THE COMPANY
----                                       ---      ---------------------------------
Donald L. Smith, Jr. ..................     79      Chairman of the Board, President and Chief Executive Officer
Richard L. Hornsby.....................     65      Director and Executive Vice President
Robert L. Kester.......................     81      Director
Robert A. Steele.......................     85      Director
W. Douglas Pitts.......................     61      Director
Jose A. Bechara, Jr. Esq...............     56      Director
Jan A. Norelid ........................     47      Vice President-Finance and Chief Financial Officer
Henry C. Obenauf.......................     71      Vice President-Engineering
Donald L. Smith, III...................     48      Vice President-Construction Operations

Donald L. Smith, Jr., a cofounder of the Company, has served as its Chairman of the Board, President and Chief Executive Officer since its formation in 1951.

Richard L. Hornsby was appointed the Company's Executive Vice President in March 1989. Mr. Hornsby served as Vice President of the Company from August 1986 to February 1989. From September 1981 until July 1986 he was Financial Manager of R.O.L., Inc. and L.O.R., Inc., companies primarily engaged in various private investment activities. He has been a director of the Company since 1975 and served as Vice President-Finance from 1972 to 1977.

Robert L. Kester, a director of the Company since 1972, is a private investor and is Chairman of the Board of Big Sky Western Bank in Big Sky, Montana. Mr. Kester retired from active employment with Florida Coast Bank of Pompano Beach, Florida after its acquisition by Barnett Bank of Florida in 1984. Mr. Kester is additionally a partner of Kester Management Trust, a real estate business in Pompano Beach, Florida.

Robert A. Steele, a director of the Company since May 1989, has been Chairman of the Board, Chief Executive Officer and a principal shareholder of SFM Leasing Company, Inc. and RAMS Leasing Company, Inc. since 1972. Both companies were engaged in the heavy truck and equipment leasing business. Currently, these companies are primarily engaged in various investment activities. Mr. Steele has also been managing partner of Steele Associates, Ltd. since 1981 and SFM Realty Associates since 1985, both of which are primarily engaged in various investment activities.

W. Douglas Pitts, a director of the Company since 1996, is Chairman of the Board and Chief Executive Officer of The Courtelis Company, which is engaged primarily in various real estate development activities. Prior to his selection as Chairman of the Board and Chief Executive Officer in December 1995, Mr. Pitts served as Executive Vice President and Chief Operating Officer of The Courtelis Company from 1983 to 1995.

Jose A. Bechara, Jr., Esq., a director of the Company since 1999, is Chairman of the Board and Chief Executive Officer of Hormigonera Mayaguezana, Inc., a leading manufacturer of concrete in Puerto Rico. He has served on various boards of directors, including banks, industrial companies, utilities and educational institutions, and has been active in numerous professional associations. He was admitted to the bar in the Commonwealth of Puerto Rico in 1969.

Jan A. Norelid was appointed Vice President-Finance and Chief Financial Officer in October 1997. From January 1996 until September 1997 he owned and operated a printing company. Prior to that and from January 1991 he served as Chief Financial Officer for Althin Medical, Inc., a medical device manufacturer in Florida.

Henry C. Obenauf was appointed Vice President-Engineering of the Company in March 1989, after having served as Vice President of the Company since 1977. Mr. Obenauf has been employed by the Company for more than 33 years.

Donald L. Smith, III, was appointed Vice President-Construction Operations for the Company in December 1992. Prior to that and from March 1992, he served as the Company's Assistant Vice President of Construction Operations-South Florida and the Caribbean. Mr. Smith joined the Company in 1976 and has served in various supervisory and managerial positions with the Company since that time.

The Company's directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board. There are no arrangements or understandings with respect to the selection of officers or directors.

Donald L. Smith, III is the son of Donald L. Smith, Jr., the Company's Chairman, President and Chief Executive Officer. Aside from the foregoing, there are no family relationships between any directors and executive officers of the Company. Certain other children of Donald L. Smith, Jr. are employed by the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other four executive officers of the Company who had an annual salary and bonus in 2000 in excess of $100,000 (collectively, the "Named Executive Officers"). The Company has not granted any restricted stock awards or stock appreciation rights.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long-term
                                      Annual Compensation                         Compensation
                                ------------------------------                --------------------
                                                                   Other      Awards      Payouts       All
                                                                   Annual     -------     -------      Other
                                                                   Compen-                 LTIP       Compen-
Name and                        Fiscal     Salary                  sation     Options     Payouts     sation
Principal Position               Year      ($)(1)    Bonus ($)     ($)(2)       (#)         ($)       ($)(3)
----------------------------    ------     -------   ---------     -------    -------     --------    -------
Donald L. Smith, Jr.             2000      298,461          -           -           -        -         7,960
Chairman of the Board,           1999      270,000          -           -      50,000        -         8,159
President and     CEO            1998      260,000          -           -           -        -         7,867

Richard L. Hornsby               2000      184,231          -       9.000           -        -        72,931
Executive Vice President         1999      171,346          -       9,000      30,000        -        72,913
                                 1998      165,000          -       9,000           -        -        72,780

Jan A. Norelid                   2000      139,231     42,570       5,000           -        -         3,599
Vice President-Finance           1999      118,462      2,500       5,000      57,000        -         3,817
Chief Financial Officer          1998      109,039          -       5,000      40,000        -         5,000

Henry C. Obenauf                 2000      115,615     71,969           -           -        -         3,174
Vice President -                 1999      110,077     10,087           -           -        -         3,361
Engineering                      1998      102,346      3,000           -           -        -         3,187

Donald L. Smith III              2000      122,681      4,200       5,000           -        -        11,438
Vice President                   1999      106,808      3,000       5,000      30,000        -        10,969
Construction Operations          1998       99,796      3,000       5,000           -        -        10,736

--------------------
(1) Does not include the dollar value of personal benefits, such as the cost of automobiles and health insurance, the aggregate value of which for each named executive officer was less than 10% of such executive officer's salary and bonus. Includes $4,000 a year for Mr. Hornsby, representing a retainer paid to all directors other than Mr. Smith and $5,000 per year for Messrs. Hornsby, Norelid and Smith III for service on a management policy committee.

(2) Represents (i) the cost of term and non-term life insurance coverage paid to the insurance company as premiums for policies on the lives of Messrs. Hornsby and Smith III in 2000 and 1999 pursuant to split dollar life insurance policies on the lives of such executive officers and
         (ii) the Company's match of a 401(k) contribution made by each named executive officer. The Company will be reimbursed for its non-term premium payments at such time as benefits are paid under the policies or the policies are terminated and the cash proceeds distributed.

OPTION GRANTS AND LONG-TERM INCENTIVE AWARDS

No stock options, stock appreciation rights or long-term incentive awards were granted to the Named Executive Officers during 2000.

AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE

The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of December 31, 2000. No stock appreciation rights have been granted or are outstanding.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                      Number of Securities
                             Shares                  Underlying Unexercised         Value of Unexercised
                            Acquired                       Options at               In-the Money Options
                               On         Value        Fiscal Year End (#)        at  Fiscal Year End($)(1)
                            Exercise    Realized   --------------------------  --------------------------------
Name                          (#)          ($)     Exercisable  Unexercisable  Exercisable(2)  Unexercisable(3)
-------------------------  ---------    ---------  -----------  -------------  --------------  ----------------
Donald L. Smith, Jr.           -             -        85,000        40,000         393,550         209,200
Richard L. Hornsby             -             -        82,125        35,250         242,149         180,308
Jan A. Norelid                 -             -        45,400        81,600         152,748         354,252
Henry C. Obenauf  -            -             -             -             -               -
Donald L. Smith, III           -             -        51,450        31,500         106,478         163,245

-----------------
(1) The closing price for the Company's Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on December 31, 2000 was $6.88. Value is calculated by multiplying (a) the difference between $6.88 and the option exercise price by (b) the number of shares of Common Stock underlying the option.

                              CERTAIN TRANSACTIONS

The Company leases a 4.4 acre parcel of real property from Mr. Donald L. Smith, Jr., pursuant to which Mr. Smith received $49,303 in annual rent in 2000.

The Company has borrowed approximately $2.1 million from Donald L. Smith, Jr. at December 31, 2000. The note is unsecured, bears interest at the prime interest rate. Eight hundred thousand dollars is due on demand and $1.3 million is due on April 1, 2002. The officer has the option of making the entire note due on demand should a change of control occur. A change of control has occurred if a person or group acquires 15% or more of the Company's Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's Common Stock.

In 1989, an Antiguan subsidiary of the Company obtained a minority interest in a partnership that acquired a manufacturer of acoustical ceiling tiles in Matamoros, Mexico and that is engaged in the sale, distribution and marketing of such tiles. The subsidiary invested approximately $1.2 million in the partnership for a 29 percent interest and two of the Company's officers and directors, Messrs. Smith, Jr. and Hornsby, obtained an 11 percent interest for which they paid $450,000. In January 1994, another Antiguan subsidiary of the Company became the new general partner of the partnership and was assigned all the rights and assumed all the liabilities of the former Antiguan subsidiary with respect to the partnership. In connection with an amendment of the partnership agreement, the Antiguan subsidiary and the Company, as applicable, contributed a note receivable of $505,000 from the partnership into equity and contributed approximately $235,000 of equipment to the partnership. The Antiguan subsidiary's ownership interest in the partnership was increased to 64.47 percent. The ownership interest of Messrs. Smith, Jr. and Hornsby was reduced to 6.47 percent.

In November 1995 the Company decided to sell this operation because of its poor operating results and uncertain prospects for improvement. The Company's investment in the partnership was written down to its estimated net realizable value of approximately $749,000, which consists principally of property, equipment and inventory with a net book value of approximately $1.4 million, along with debt of approximately $621,000. The Company sold its interest in the ceiling tile business in September 1996 in exchange for one secured promissory note in the amount of $600,000 and one unsecured promissory note in the amount of $385,000, assumed certain liabilities of the partnership and took an additional loss on disposal of approximately $488,000. At December 31, 2000, $600,000 remained outstanding on the secured promissory note and the unsecured promissory note was paid in full.

At December 31, 1999, the Company had borrowed approximately $1.6 million from Robert A. Steele, a Board member of the Company and his wife. The notes were secured by various pieces of equipment and bore interest at a rate of 10 percent per annum with monthly payments being made through March 2004. This debt was paid off in full during 2000.

The Company has receivables due from certain officers and employees as a result of payments made by the Company pursuant to a split dollar life insurance plan. The Company's advances to pay premiums are secured by a pledge of the cash value of the issued policies. Amounts due the Company under the split dollar plans aggregated $853,488 at December 31, 2000, including $592,787 from Richard L. Hornsby and $68,823 from Donald L. Smith III.

Commencing in July 1996 and through December 2000, Donald L. Smith, Jr. had invested $5.4 million for a 11.3% investment in a partnership seeking to develop a resort in the Bahamas. Mr. Smith also lent the partnership $1 million and have personally guaranteed certain of the partnership's liabilities. Commencing in August 1996 and through December 2000, Robert A. Steele had invested $169,000 for a 1.0% interest in the partnership. Commencing in October 1996 and through December 2000, the Company invested $184,000 and provided certain services for a 1.2% interest in the partnership.

The Company has a $23.8 million contract with the partnership to perform land preparation services. In connection with this contract, the Company has recorded revenue of $2.7 million during 2000. The backlog on the contract as of December 31, 2000 was $12.3 million. The project has not yet received its total financing and completion of the project is pending additional financing. The Company has been advised by this entity that it has received a loan commitment letter from a bank, has entered into a contract with a reputable hotel chain for management of the hotel being built, and has received further financial commitments from other sources. All commitments are subject to significant conditions that the entity is currently working on fulfilling. Until the financing transaction is consummated there is uncertainty whether or not the project will receive its final financing. The Company is monitoring the situation closely.

On November 1, 1999, the Company extended a $1.0 million note to the partnership, secured by equipment. As of December 31, 2000 the Company had trade receivables, net of billings in excess of costs and estimated earnings, from the venture of approximately $2.0 million. The Company's President has personally guaranteed up to $1.2 million of the outstanding trade receivables from the venture, subject to exhaustion by the Company of all other remedies. The Company expects to receive interim payments from the venture's cash resources to cover its incremental costs while the venture is seeking its total financing.

The Company owns 50.02% of its subsidiary in Puerto Rico, Puerto Rico Crushing Company, Inc. ("PRCC"), Director Jose A. Bechara, Jr. Esq. is a majority shareholder of Empresas Bechara, who in turn owns 24.99% of PRCC. PRCC's most important customer is Hormigonera Mayaguezana, a wholly owned subsidiary of Empresas Bechara. Hormigonera Mayaguezana represented 68% of PRCC's total sales for year 2000. PRCC had $438,118 of outstanding receivables from Hormigonera Mayaguezana at December 31, 2000.

Henry C. Obenauf was indebted to the Company in the principal amount of $221,488 pursuant to several promissory notes. The indebtedness was incurred by Mr. Obenauf to fund the exercise price of his options to purchase Common Stock of the Company and income taxes related to such exercise. The notes were repaid off on April 12, 2000.

The Company believes that, to the extent applicable, the foregoing transactions were on terms no less favorable to the Company than those that could have been obtained from independent third parties.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 2000 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the year ended December 31, 2000, the Board of Directors held 7 meetings. During 2000, no incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committees. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

Messrs. Kester, Pitts and Steele are members of the Audit Committee, which met four times during 2000. The duties and responsibilities of the Audit Committee include (a) recommending to the full Board the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls and (d) having general responsibility for all related auditing matters. See further Charter of the Audit Committee in Appendix A.

Messrs. Kester, Pitts, Steele and Bechara are members of the Company's Compensation Committee, which met once during 2000 and took certain actions by unanimous written consent. This committee administers the 1992 and 1999 Stock Option Plans and has the power and authority to (a) determine the persons to be awarded options and the terms thereof and (b) construe and interpret the 1992 and 1999 Stock Option Plans. This Committee also is responsible for the final review and determination of executive compensation.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members are Robert L. Kester, W. Douglas Pitts and Robert A. Steele.

Commencing in July 1996 and through December 2000, Donald L. Smith, Jr. had invested $5.4 million for a 11.3% investment in a partnership seeking to develop a resort in the Bahamas. Mr. Smith also lent the partnership $1 million and have personally guaranteed certain of the partnership's liabilities. Commencing in August 1996 and through December 2000, Robert A. Steele had invested $169,000 for a 1.0% interest in the partnership. Commencing in October 1996 and through December 2000, the Company invested $184,000 and provided certain services for a 1.2% interest in the partnership. See further Certain Transactions page 7.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is primarily responsible for determining the compensation of the Company's executive officers, although the Company's Chief Executive Officer and President makes recommendations to the Compensation Committee as to the compensation of the Company's executive officers.

The Compensation Committee's general philosophy with respect to the compensation of the Company's executive officers is to offer competitive compensation programs designed to attract and retain qualified executives, to motivate performance to achieve specific goals and to align the interests of senior management with the long-term interests of the Company's shareholders.

In determining compensation, job level, individual performance and Company performance are considered. More specifically, factors considered include the Chief Executive Officer and President's recommendations, specific accomplishments of the executive officers, the Company's historical and projected performance, sales, earnings, financial condition and return on equity and economic conditions. These factors and the ultimate determination of compensation are subjective. The Company attempts to provide incentives to retain qualified executive officers, but also believes that the compensation paid to its executives is well within the range of compensation paid to similarly situated executives at other companies in similar industries or at companies having similar market capitalization. Given the level of the Company's executive officers compensation, the Committee does not believe that it is necessary to incur the expense of formal studies or market analysis.

Of all the components of compensation, salary is most closely related to individual performance. Strong emphasis is given to the Chief Executive Officer's recommendations, given his experience with the Company since its origin and his day-to-day contact with the other executive officers. Consideration is also given to the amount deemed necessary to retain an executive officer's services. These considerations are subjective and not subject to specific criteria. Company performance is also a factor and given that the Company had an excellent year in 2000, salaries for executive officers were increased in 2000 based on merit and other factors. Based on its experience with companies generally and in the Company's industry, and without utilizing any formal market studies, the Committee believes that the salaries paid by the Company to its executive officers are moderate by comparison to external standards. This analysis was also subjective and not subject to specific criteria.

While bonuses are also related to individual performance, Company performance is emphasized more in determining bonus payments than in determining salary. This is particularly true at the highest level of management. In considering performance, generally earnings are most emphasized, although revenues and financial condition are also considered. The amount of any bonus is not tied to specific performance criteria, but is also subjectively determined based upon an analysis of the aforementioned factors. An executive officer could receive a bonus in a year where the Company is not profitable, based upon his individual performance or areas of responsibility. Three executive officers received bonuses totaling $118,739 after review of the foregoing factors, particularly relating to executives involvement in the sale of assets at a substantial profit and to the improvement in the construction business during 2000.

The Company also attempts to provide incentives to its executive officers to remain with the Company and to improve performance through the grant of stock options. Options allow executive officers to share, to some extent, in shareholders' return on equity. Typically, Company options vest in staggered amounts over a long term, such as a given percentage every one or three years. The determination of how many options to grant to an executive officer depends, to varying degrees, on the number of outstanding options held by the executive officer, his job level and performance and Company performance. Given the number of outstanding options and the fact that options were issued in 1999, no additional options were issued in 2000.

As a result of the foregoing factors, the President and Chief Executive Officer's salary was increased in 2000, although he received no bonus in 2000. In determining to increase the President's compensation to its new level the Committee took into consideration, in addition to the other factors mentioned above, the time and effort being expended by the President, the Company's results in 2000, the President's experience and expertise in handling the issues facing the Company and the perceived progress toward enabling the Company to meet future goals and lack of significant increases in prior years. The final determination, after reviewing these factors, was subjective.

The Company had various obligations under its 401(k) plan and with respect to split dollar insurance premiums, all of which were met.

In December 1993, the Internal Revenue Service issued proposed regulations concerning compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) generally disallows a public company's deduction for compensation to any one of certain employees (primarily executive officers) in excess of $1.0 million per year unless the compensation is pursuant to a plan or performance goals approved by the public company's shareholders. None of the Named Executive Officers presently receives, and the Compensation Committee does not anticipate that such persons will receive, annual cash compensation in excess of the $1.0 million cap provided in Section 162(m). The Compensation Committee intends to take any necessary steps to ensure compliance with Section 162(m) of the Code.

 Robert L. Kester, Jose A. Bechara, Jr. Esq.,W. Douglas Pitts, Robert A. Steele

                          REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is established pursuant to the Company's Bylaws and the Audit Committee Charter adopted by the Board of Directors on June 9, 2000. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors are responsible for performing the independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee is comprised of three non-management directors and its responsibility is generally to monitor and oversee the processes described in the Audit Committee Charter.

Each member of the Audit Committee is independent in the judgment of the Company's Board of Directors and as required by the listing standards of the Nasdaq. With respect to the period ended December 31, 2000, in addition to its other work, the Audit Committee:

         o Reviewed and discussed with the Company's management and the independent auditors the audited consolidated financial statements of the Company as of December 31, 2000;

         o Discussed with the independent auditors the matters required to be discussed by auditing standards generally accepted in the United States of America; and

         o Received from the independent auditors written affirmation of their independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the firm's independence. The independent auditors met with the Audit Committee without management being present.

In fulfilling its responsibilities, the Audit Committee recommended to the Board the selection of the Company's independent accountants, KPMG LLP. That firm has discussed with the Committee and provided written disclosures to the Committee on (1) that firm's independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards.

Based upon the review and discussions referred to above, the Committee recommended to the Board of Directors that that audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

              Robert L. Kester, W. Douglas Pitts, Robert A. Steele

                                 STOCK OWNERSHIP

The following table sets forth as of the Record Date the number of shares beneficially owned and the percentage of ownership of the Company's Common Stock by (i) each person known to the Company to own beneficially more than 5 percent of the outstanding Common Stock, (ii) each director of the Company, (iii) each of the five executive officers of the Company who had annual salary and bonus for 1999 in excess of $100,000 (the "Named Executive Officers"), including the President and Chief Executive Officer, and (iv) all directors and executive officers of the Company as a group.

                                                                                    Common Stock
                                                                                Beneficially Owned (2)
                                                                              -------------------------
Name and Address of Beneficial Owner (1)                                      Shares            Percent
----------------------------------------                                      ------            -------
Donald L. Smith, Jr.(3)...............................................      1,283,432           34.15%
Smithcon Family Investments, Ltd.(4)..................................        981,372           26.79%
Robert A. Steele(5)...................................................        246,000            6.67%
Robert L. Kester(6)...................................................         27,600            *
Richard L. Hornsby(7).................................................         89,625            2.39%
Donald L. Smith, III(8)...............................................        133,814            3.60%
W. Douglas Pitts(9)...................................................         22,000            *
Henry C. Obenauf......................................................           -               -
Jan A. Norelid(10)....................................................         70,800            1.91%
Jose A. Bechara, Jr. Esq. (11)........................................         59,500            1.62%
Dimensional Fund Advisors, Inc.(12)...................................        276,700            7.55%
FMR Corp. (13)........................................................        375,700           10.26%
All directors and executive officers as a group (9 persons)...........      1,902,771           47.50%

--------------------
 *       Less than 1%.

(1) Unless otherwise indicated, the address of each of the beneficial owners is 1350 East Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442.

(2) Unless otherwise indicated each person or group has sole voting and investment power with respect to all such shares.

(3) All 981,372 shares held by Smithcon Family Investments, Ltd. are deemed beneficially owned by Donald L. Smith, Jr. and are included in the above table for each of Mr. Smith and Smithcon Family Investments, Ltd. Mr. Smith's holdings include (i) all 981,372 shares held by Smithcon Family Investments, Ltd., an entity controlled by Smithcon Investments, Inc. (the "Corporation"), a corporation that is wholly owned by Mr. Smith, (ii) 17,628 shares held by the Corporation and (iii) 95,000 shares issuable upon exercise of options that are presently exercisable and does not include 30,000 shares not presently exercisable or that will not be exercisable within 60 days of the Record Date.

(4) All 981,372 shares held by Smithcon Family Investments, Ltd. are deemed beneficially owned by Donald L. Smith, Jr. and are included in the above table for each of Mr. Smith and Smithcon Family Investments, Ltd. See footnote (3) for description of relationship between Smithcon Family Investments, Ltd. and Mr. Smith.

(5) Includes 26,000 shares issuable upon exercise of options that are presently exercisable.

(6) Includes 26,000 shares issuable upon exercise of options that are presently exercisable.

(7) Includes 1,500 shares directly owned by Mr. Hornsby, 58,125 shares issuable upon exercise of options granted by the Company that are presently exercisable and 30,000 shares issuable upon exercise of an option that is presently exercisable, granted by Mr. Donald L. Smith, Jr., to Mr. Hornsby to purchase shares of Mr. Smith's Common Stock at an exercise price of $2.33 per share. Does not include 29,250 shares subject to options held by Mr. Hornsby that are not presently exercisable and that will not be exercisable within 60 days of the Record Date.

(8) Includes (w) 33,964 shares directly owned by Mr. Smith and his wife (x) 42,400 shares beneficially owned that are held in trust by Donald L. Smith, III for the benefit of his minor children, to which latter shares Mr. Smith disclaims beneficial ownership and (y) 57,450 shares issuable upon exercise of options that are presently exercisable. Does not include 25,500 shares issuable upon exercise of options that are not presently exercisable and that will not be exercisable within 60 days of the Record Date.

(9) Includes 22,000 shares issuable upon exercise of options that are presently exercisable.

(10) Includes 21,400 shares directly owned by Mr. Norelid and 53,400 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the Record Date. Does not include 62,200 shares issuable upon exercise of options that are not presently exercisable and that will not be exercisable within 60 days of the Record Date.

(11) Includes 50,000 shares owned by Hormigonera Mayaguezana, Inc., which is deemed to be beneficially owned by Mr. Bechara, 500 shares directly owned by Mr. Bechara and 9,000 shares issuable upon exercise of options that are presently exercisable.

(12) The address for Dimensional Fund Advisors, Inc. ("Dimensional") is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 276,700 shares all of which shares are held by advisory clients of Dimensional. Dimensional disclaims beneficial ownership of all such shares. The information with respect to Dimensional is based solely on a Schedule 13G dated February 2, 2001.

(13) The address for FMR Corp. (Fidelity Investments) is 82 Devonshire Street, Boston, Massachusetts 02109. The 375,700 shares were held by FMR Corp. ("FMR") on behalf of its direct subsidiary Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Fidelity was the beneficial owner of 375,700 shares as a result of acting as an investment advisor to various investment companies (the "Fidelity Funds" or "Funds") registered under Section 8 of the Investment Company Act of 1940. The information with respect to FMR is based solely on a Schedule 13G dated December 11, 2000.

                                PERFORMANCE GRAPH

The following graph shows the cumulative total shareholder return on the Company's Common Stock over the last five fiscal years as compared to the total returns of the NASDAQ Stock Market Index and the Dow Jones Building Material Index. Returns are based on the change in year-end to year-end price and assume reinvested dividends. The graph assumes $100 was invested on December 31, 1995 in the Company's Common Stock, the NASDAQ Stock Market Index and the Dow Jones Building Materials Index.


                               [GRAPHIC OMITTED]


                                                Cumulative Total Return
                               ---------------------------------------------------------
                                12/95    12/96     12/97     12/98      12/99      12/00
                                -----    -----     -----     -----      -----      -----
DEVCON INTERNATIONAL CORP.     100.00    76.56     60.94     32.81      71.49      85.16
DOW JONES BUILDING MTRL        100.00   117.84    145.80    167.66     140.58     140.14
NASDAQ STOCK MARKET-US         100.00   123.04    150.69    212.51     394.94     237.68

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

The firm of KPMG LLP, independent certified public accountants, has been the Company's auditor since 1980 and has advised the Company that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries, nor has such firm had any such interest in connection with the Company or its subsidiaries during the past four years, other than in its capacity as the Company's independent certified public accountant. The Board of Directors, on the recommendation of the Company's Audit Committee, has selected KPMG LLP as the Company's auditor for the year ended December 31, 2001. Although the Board is not required to do so, it is submitting its selection of the Company's auditors for ratification at the Annual Meeting, in order to ascertain the views of its shareholders. The Board will not be bound by the vote of the shareholders, however, if the selection is not ratified, the Board would reconsider its selection. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

In addition to performing the audit of the Company's consolidated financial statements, KPMG LLP provided tax services during 2000 with fees of $7,750. The aggregate fees billed for 2000 for audit and review of the Company's 2000 financial statements was $205,000.

KPMG LLP did not provide any services related to financial information systems design and implementation during 2000.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR RATIFICATION OF THE REAPPOINTMENT OF KPMG LLP AS THE COMPANY'S PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the Company's 2001 Annual Meeting of Shareholders and who wishes to have their proposal included in the Company's Proxy Statement for that meeting, must deliver the proposal, not exceeding 500 words in length, to the Secretary of the Company in writing not later than January 5, 2002.

Under the Company's Amended and Restated Bylaws, nominations for director may be made only by the Board or a Board committee, or by a shareholder entitled to vote who delivers notice to the Company not less than 120 days nor more than 180 days prior to the first anniversary of the date of the notice of the preceding year's annual meeting. For the Company's meeting in the year 2002, the Company must receive this notice on or after November 6, 2001, and on or before January 5, 2002. Nominations, which are timely received, will be considered by the Board.

A copy of the full text of the Amended and Restated Bylaws provisions discussed above may be obtained by writing to the Corporate Secretary at 1350 East Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442.


                                             By Order of the Board of Directors,


Deerfield Beach, Florida                         Donald L. Smith, Jr., President
May 4, 2001

                                    EXHIBIT A

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

         The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

         o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

         o Monitor the independence and performance of the Company's independent auditors.

         o Provide an avenue of communication among the independent auditors and management.

         The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the existing independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting or other appropriate consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

         Audit Committee members shall meet the requirements of the Nasdaq Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

         Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors' quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

         REVIEW PROCEDURES

         1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC and NASDAQ regulations.

         2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

         3. In consultation with the management, the independent auditors consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

         4. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

         5. Recommend that the Board of the Company take appropriate action to oversee the independence of the auditors.

         INDEPENDENT AUDITORS

         6. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

         7. Approve the fees and other significant compensation to be paid to the independent auditors.

         8. On an annual basis, the Committee should ensure the receipt of a formal written statement delineating all relationships between the auditors and the Company and review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditor's independence.

         9. Review the independent auditors audit plan, discuss scope, staffing, locations, reliance upon management and general audit approach.

         10. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

         11. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

         12. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

         OTHER AUDIT COMMITTEE RESPONSIBILITIES

         13. Annually prepare a report to shareholders as required by the SEC and NASDAQ. The report should be included in the Company's annual proxy statement.

         14. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

         15. Maintain minutes of meetings and report to the Board of Directors on significant results of the foregoing activities.

                           DEVCON INTERNATIONAL CORP.

               THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S
                               BOARD OF DIRECTORS

                                  COMMON STOCK

The undersigned, a holder of Common Stock of Devcon International Corp., a Florida corporation (the "Company"), hereby appoints Donald L. Smith, Jr. and Richard L. Hornsby, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of stock of the Company that the undersigned is entitled to vote at the 2001 Annual Meeting of Shareholders of the Company, to be held on Friday, June 8, 2001, at 3:00 p.m., local time, at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida and at any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND THE OTHER PROPOSALS SET FORTH.

(1) ELECTION OF DONALD L. SMITH, JR., RICHARD L. HORNSBY, ROBERT L. KESTER, ROBERT A. STEELE, W. DOUGLAS PITTS AND JOSE A. BECHARA, JR., as directors.

[ ] VOTE FOR all nominees listed above, except vote withheld from the following nominees (if any):

[ ]      VOTE WITHHELD from all nominees listed above.

[ ]      ABSTAIN

(2) PROPOSAL to ratify the reappointment of KPMG, LLP, independent certified public accountants, as the Company's auditor for 2001.

                       [ ] FOR    [ ] AGAINST   [ ] ABSTAIN

(3) Upon other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

                               (see reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS.

                                                  Dated __________________, 2001

                                                  ______________________________
                                                             Signature

                                                  ______________________________
                                                   (Signature if held jointly)

IMPORTANT: Please sign exactly as your name appears and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTY IN THE ENVELOPE PROVIDED.

NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.